EXHIBIT (a)(1)(i)

MICREL, INCORPORATED

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS AND CASH PAYMENTS

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M. PACIFIC TIME ON OCTOBER 30, 2009

UNLESS THIS OFFER IS EXTENDED

Micrel, Incorporated, which is sometimes referred to herein as the “Company,” “Micrel,” “our,” “us” or “we,” is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for a lesser number of shares of our common stock subject to replacement options calculated in accordance with exchange ratios (the “Offer”). In the limited cases where options have a per share exercise price equal to or greater than $16.00, instead of replacement stock options, a cash payment of $0.05 per share will be made in exchange for surrendered options. The replacement options will be granted as of the expiration date of this Offer, and any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this Offer. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in the Wall Street Journal. We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options and Cash Payments (this “Offer to Exchange”) and in the related Election Form for the tender of Eligible Options Pursuant to the Offer to Exchange (“Election Form”).

Options eligible for exchange (“eligible options”) are those that:

•	have an exercise price equal to or greater than $9.80 per share at the commencement of this Offer; and

•	were granted under one of our existing equity incentive plans.

Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement stock options.

You are eligible to participate in the option exchange only if you:

•	are an employee of Micrel or any of our majority-owned subsidiaries on the date this Offer commences and remain an employee through the completion of the option exchange;

•	are not a member of our Board of Directors or one of our named executive officers; and

•	hold at least one eligible option as of the commencement of the option exchange.

The outstanding options that you hold under our existing equity incentive plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Exchange Ratios. The following exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one share subject to the replacement option) were determined using the Black-Scholes model and are based on, among other things, the closing sales price per share of our common stock as of September 21, 2009 of $7.95 and the exercise prices of the options eligible for exchange. We chose to use this model to derive exchange ratios that were intended to be cost neutral to Micrel. Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted

$9.80 to $10.72	1.70	1

$10.73 to $15.99	2.35	1

If you are eligible to participate, you can exchange all or any of the outstanding eligible options on a grant-by-grant basis. If you have previously exercised a portion of your options, only the portion of options which have not yet been exercised will be eligible to be exchanged.

If your eligible options have a per share exercise price equal to or greater than $16.00, instead of replacement stock options, a cash payment of $0.05 per share will be made in exchange for surrendered options.

All eligible options that we accept pursuant to the Offer to Exchange will be cancelled on the expiration date of this Offer, currently scheduled for 11:59 P.M. Pacific Time on October 30, 2009, and options elected for exchange will no longer be exercisable after that time. The exercise price of the replacement options will be the closing price of our common stock on the Nasdaq Global Select Market on the Offer expiration date. In addition, any cash payments will be made, less applicable withholdings and without interest, promptly following the expiration date of this Offer. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in the Wall Street Journal.

We will grant the replacement options under the 2003 Incentive Award Plan of Micrel, Incorporated (the “2003 Plan”) on the Offer expiration date, which will be the date that we cancel the options accepted for exchange, provided you remain an eligible employee of Micrel or one of our majority-owned subsidiaries through the Offer expiration date.

The replacement options will:

•	have an exercise price equal to the per share closing sales price of our common stock as quoted on the Nasdaq Global Select Market on the Offer expiration date;

•

vest and become exercisable beginning one year from the Offer expiration date, subject to continued employment with Micrel or any of our majority-owned subsidiaries, unless otherwise prohibited under local law. This means that all replacement options will be completely unvested on the Offer expiration date, regardless of whether the surrendered options were partially or wholly vested. Replacement options will vest in substantially equal installments on each of the first three anniversaries of the Offer expiration date; provided, you remain an employee of Micrel or any of our majority-owned subsidiaries through the applicable vest dates;

•	have a new five-year term measured from the Offer expiration date, unless otherwise prohibited under local law; and

•	have the terms and be subject to the conditions as provided for in the 2003 Plan.

Any cash payments made pursuant to the Offer to Exchange will not be subject to any vesting. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision regarding whether to elect to exchange your options.

This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This Offer is subject to certain conditions which we describe in Section 6 of this Offer to Exchange and the terms described in this Offer.

If the market price of our common stock exceeds $9.80 per share on the Offer expiration date, the replacement options that you receive in exchange for your existing options may have a higher exercise price than some or all of your existing options.

Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “MCRL.” On September 28, 2009, the closing sales price of our common stock as quoted on the Nasdaq Global Select Market was $8.28 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

2

As of September 28, 2009, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 4,513,451 shares of our common stock, or approximately 7.24% of the total shares of our common stock outstanding as of September 28, 2009. Total shares outstanding as of September 28, 2009 was 62,328,263.

3

IMPORTANT

If you wish to participate in this Offer, you must log on to Micrel’s Offer website at http://www.participantchoice.com/tenderoffer/Micrel and elect to participate before 11:59 P.M. Pacific Time, on October 30, 2009 (or such later time and date as may apply if the Offer to Exchange is extended). If for any reason you are unable to access Micrel’s Offer website, you may submit a paper copy of your Election Form by facsimile to (408) 435-2400 but it must be completed, signed and received by 11:59 P.M. Pacific Time, on October 30, 2009 (or such later time and date as may apply if the Offer is extended). Election Forms that are received after the deadline will not be accepted. In order to submit the Election Form, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the Offer documents.

Election Forms submitted by any other means, including email, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted by us.

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and the other Offer documents to Marissa Magcase or Lia Punches by email at lia.punches@micrel.com or by telephone 5 days a week (i.e., 8:00 a.m. Monday to 5:00 p.m. Friday, Pacific Time) at the numbers below:

•	From within North America: 1-408-435-3401

•	From outside North America : 1-800-800-2045

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this Offer to option holders in any such jurisdiction.

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MICREL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. MICREL HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY MICREL.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF MICREL OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

MICREL RESERVES THE RIGHT TO AMEND OR TERMINATE THE PLANS AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2003 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE MICREL TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2003 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

4

OPTION EXCHANGE PROGRAM

1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange and the Election Form. Where applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this question and answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding to participate in this Offer. Please review this summary term sheet and questions and answers, the remainder of this Offer to Exchange and the Election Form to ensure that you are making an informed decision regarding your participation in this Offer.

For your ease of use, the questions have been separated into three sections:

1.	Exchange Design.

2.	Administrative/Program Timing.

3.	Other Important Questions.

Exchange Design

1.	What is the Option Exchange?

The Option Exchange, or this Offer, is a one-time offer by Micrel to allow eligible employees of Micrel to exchange their outstanding options with an exercise price equal to or greater than $9.80 per share for new stock options, which we refer to as replacement options. The number of replacement options that will be granted in exchange for eligible existing options will be determined by the exchange ratios described below under question 3. The replacement options will be granted on the date we cancel the options accepted for exchange, which will be the expiration date of this Offer. The replacement options will have the terms and be subject to the conditions as provided for in the 2003 Plan. All replacement options will have a new five-year term measured from the Offer expiration date and will be completely unvested on the Offer expiration date, regardless of whether the surrendered options were partially or wholly vested. Replacement options will vest in substantially equal installments on each of the first three anniversaries of the Offer expiration date, provided you remain an employee of Micrel or any of our majority-owned subsidiaries through the applicable vest dates.

In the limited cases where options have a per share exercise price equal to or greater than $16.00, instead of replacement stock options, a cash payment of $0.05 per share will be made in exchange for surrendered options. Any cash payments will be made, less applicable withholdings and without interest, promptly following the expiration date of this Offer. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in the Wall Street Journal.

2.	Why are we making this Offer?

We are making this Offer because a considerable number of our eligible employees have stock options with exercise prices significantly above the recent trading prices of our common stock. These options were originally granted to give employees a stake in our growth and success and to provide them with an additional financial incentive to stay with Micrel. This Option Exchange is VOLUNTARY and will allow eligible employees to choose whether to keep their existing stock options at existing exercise prices and vesting schedules or to exchange those options for replacement options to be granted upon the cancellation of existing options. We intend that this Option Exchange will enable our employees to improve their overall position in their stock option holdings, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this Offer, we intend to provide our eligible employees with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for our eligible employees and thereby maximize stockholder value. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

In the limited cases where options have a per share exercise price equal to or greater than $16.00, instead of replacement stock options, a cash payment of $0.05 per share will be made in exchange for surrendered options. Any cash payments will be made, less applicable withholdings and without interest, promptly following the expiration date of this Offer. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in the Wall Street Journal.

3.	How does the Option Exchange work?

We are offering to exchange eligible outstanding options that have an exercise price equal to or greater than $9.80 per share for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratios described below. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Option Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Replacement options will be granted at an exercise price equal to the closing sales price of our common stock as quoted on the Nasdaq Global Select Market on the Offer expiration date. Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender eligible stock options before 11:59 P.M. Pacific Time on October 30, 2009, unless this Offer is extended, after which time such election will be irrevocable.

The following exchange ratios for the Option Exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one share subject to a replacement option) were determined using the Black-Scholes model and are based on, among other things, the closing sales price per share of our common stock on September 21, 2009 of $7.95 and the exercise prices of the options eligible for exchange. We chose to use this model to derive exchange ratios that were intended to be cost neutral to Micrel. Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted /Amount of Cash Payment

$9.80 to $10.72	1.70	1

$10.73 to $15.99	2.35	1

$16.00 and higher	1	$0.05

Unless prevented by law or applicable regulations, options accepted for exchange will be cancelled and replacement options granted under our 2003 Plan.

Example

To illustrate how the exchange ratios work, assume that:

(a)	You have four existing options each for 100 shares with corresponding exercise prices of: $5.00, $10.00, $12.00 and $17.00.

If you elect to participate in the Offer:

(a)	You will only be able to elect to exchange either or both of the two existing options with exercise prices of $10.00 and $12.00 for replacement options.

(b)	You will not be able to exchange your existing option with the exercise price of $5.00 for a replacement option, because the exercise price is below $9.80.

(c)	You will be able to elect to exchange the existing option with the exercise price of $17.00 for a cash payment of $0.05 per share surrendered in the exchange.

Under these facts, the table below shows the number of options subject to each replacement option you would receive were you to participate in the Offer:

Exercise Price of Existing Option	Cancelled Shares Subject to Existing Option	Exchange Ratio	Shares Subject to Replacement Option / Amount of Cash Payment

$10.00	100	1.70 for 1	58

$12.00	100	2.35 for 1	42

$17.00	100	1 for $0.05	$5.00

Vesting and exercisability of replacement options for eligible employees will begin one year from the Offer expiration date, depending upon continued employment with Micrel or any of our majority-owned subsidiaries, unless otherwise prohibited under local law. This means that all replacement options will be completely unvested on the Offer expiration date, regardless of whether the surrendered options were partially or wholly vested. Replacement options will vest in substantially equal installments on each of the first three anniversaries of the Offer expiration date, provided you remain an employee of Micrel or any of our majority-owned subsidiaries through the applicable vest dates.

4.	What options are eligible for this Offer?

Options eligible for exchange are those that:

•	were granted under one of our existing equity incentive plans;

•	have an exercise price equal to or greater than $9.80 per share; and

•

in the limited cases where options have a per share exercise price equal to or greater than $16.00, instead of replacement stock options, a cash payment of $0.05 per share will be made in exchange for surrendered options.

Additionally, options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement stock options.

5.	Who is eligible to participate in this Offer?

You are eligible to participate in this Offer only if you:

•	are an employee of Micrel or any of our majority-owned subsidiaries on October 2, 2009 and remain an employee through the completion of the Option Exchange;

•	are not a member of our Board of Directors or one of our named executive officers; and

•	hold at least one eligible option on October 2, 2009.

6.	What if I leave Micrel before the Offer expiration date?

If you are no longer employed with Micrel or any of our majority-owned subsidiaries, whether voluntarily, involuntarily, or for any other reason before the Offer expiration date, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF MICREL OR ANY OF OUR MAJORITY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options and Cash Payments” below for additional information.)

7.	Why can’t Micrel just reprice my existing options?

In 1998, the Financial Accounting Standards Board adopted policies that create unfavorable accounting charge consequences for companies that reprice options. If we were simply to reprice options, our potential for profitability would be diminished, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (See Section 11 of the Offer to Exchange entitled “Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer” below for additional information.)

8.	Why can’t I just be granted additional options?

Because of the large number of options with exercise prices equal to or greater than $9.80, an additional grant of new options to all of these option holders would have a severe negative effect on our stock dilution and would significantly increase the number of our outstanding shares.

9.	Why aren’t the exchange ratios set at one-for-one?

The exchange ratios were determined using the Black-Scholes model and was based on, among other things, the sales price per share of our common stock on September 21, 2009 of $7.95. We chose to use this model to derive exchange ratios that were intended to be cost neutral to Micrel. As an eligible employee, you have the opportunity (and potential benefit) to replace your current “underwater” options with new options with an exercise price equal to the per share closing sales price of our common stock as quoted on the Nasdaq Global Select Market on the Offer expiration date.

10.	If I participate, what will happen to my exchanged options related to my exchanged options?

Options that you elect to exchange will be cancelled on October 30, 2009, unless this Offer is extended, in which case such options will be cancelled on the expiration date of this Offer, as extended. Shares subject to cancelled options will not be available for new grants.

11.	If I elect to exchange some of my options, do I have to elect to exchange all of my options?

No. You may elect to exchange some or all of your eligible options on a grant-by-grant basis.

12.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing terms, exercise prices and vesting schedules.

13.	If I currently hold incentive stock options, will I receive incentive stock options if I participate in this Offer?

No, if you elect to exchange eligible options that are incentive stock options then you will receive a grant of nonstatutory stock options. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options and Cash Payments” and Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” below for additional information.)

14.	Am I eligible to receive future grants if I participate in this Offer?

We intend to continue to review our equity-based incentive programs from time to time. As a result of this review, we may decide to grant you additional equity incentives. Participation or non-participation in this Offer is not expected to affect your eligibility for future equity or other incentives.

15.	What are the conditions to this Offer?

This Offer is subject to a number of conditions including the conditions described in Section 6. This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below for additional information.)

Administrative/Timing of Program

16.	How do I participate in this Offer?

If you choose to participate in the option exchange, you must take action by 11:59 P.M., Pacific Time, on the Offer expiration date. To participate in the option exchange, you must:

1. Use your user identification number and PIN to access the election site at http://www.participantchoice.com/tenderoffer/Micrel; and

2. Properly complete and submit the Election Form via the election site by (a) selecting which eligible options you wish to exchange, (b) reading the Election Form terms and conditions, and (c) selecting the “Submit” button at the bottom of the Election Form. By selecting the “Submit” button you are acknowledging and agreeing to the terms and conditions of the Offer.

Alternatively, you may submit a paper Election Form via facsimile by doing the following:

1. Properly complete, date and sign the paper Election Form; and

2. Submit the properly completed, dated and signed paper copy of your Election Form by facsimile to (408) 435-2400.

Micrel must receive your properly completed and submitted Election Form before 11:59 P.M. Pacific Time, on the Offer expiration date.

If you need an Election Form, you may email lia.punches@micrel.com or call 408-435-3401 (within North America) or 800-800-2045 (outside North America) to receive a paper Election Form.

You can change your election any time during the offering period; however, the last election that you make, if any, prior to 11:59 P.M. Pacific Time on the Offer expiration date will be final.

If you elect to exchange any portion of an individual eligible option grant in the Offer to Exchange, you must elect to exchange the entire individual eligible option grant. If you hold more than one individual eligible option grant, however, you may choose to exchange some or all such individual eligible options, on a grant-by-grant basis, without having to exchange all of your eligible options. No partial exchanges of eligible options will be permitted. If you are eligible to participate in the option exchange, the election site will list all of your eligible options.

Confirmation statements for submissions through the election site may be obtained from the election site after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

If your election or withdrawal is received by Micrel via facsimile, Micrel intends to confirm the receipt of your election and/or any withdrawal by email, or, if you do not have a corporate email address, to mail you a confirmation, within 48 hours of receipt. If you do not receive a confirmation, it is your responsibility to confirm that Micrel has received your election and/or any withdrawal.

Responses submitted by any other means, including email, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted, and will not be accepted.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

17.	How do I find out the details about my existing stock options?

Information on your eligible options will be provided to you with this Offer on the Option Exchange website located at http://www.participantchoice.com/tenderoffer/Micrel.

18.	What will happen if I do not turn in my Election Form by the deadline?

If you do not turn in your Election Form by the deadline, then you will not participate in this Offer, and all stock options currently held by you will remain intact at their original price and original terms.

IF YOU FAIL TO TURN IN YOUR ELECTION FORM BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

19.	During what period of time can I withdraw or change my previous elections?

You can withdraw or change your previously submitted election to exchange or not exchange options at any time before 11:59 P.M. Pacific Time on October 30, 2009. If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended expiration of this Offer. To change your previously submitted election, you must submit a new Election Form in the same manner described above, and we must receive the change of election notice before the election deadline. To withdraw your previously submitted election, submit a new Election Form before the election deadline that indicates you are electing not to exchange your eligible options. It is your responsibility to confirm that we have received your correct Election Form before the deadline. In all cases, the last Election Form submitted and received prior to the deadline date will prevail. (See Section 4 of the Offer to Exchange entitled “Withdrawal Rights” below for additional information.)

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION FORM HAS PASSED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

20.	Can I exchange the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of your eligible options, only the portion of those options which have not yet been exercised will be eligible to be exchanged. The replacement option will only replace options that are cancelled upon the expiration of this Offer.

21.	Can I select which of my eligible option grants to exchange?

Yes. You can partially exchange your eligible options on a grant-by-grant basis. If you choose to exchange your eligible options, you can elect to exchange some or all of your eligible option grants.

22.	Can I exchange both vested and unvested options?

Yes. You can exchange eligible options, whether or not they are vested.

23.	What will be my new option exercise price?

The exercise price for the replacement options will be the closing sales price per share of our common stock as quoted on the Nasdaq Global Select Market on the Offer expiration date. IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE OFFER EXPIRATION DATE, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. (See Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

24.	When will I receive my replacement option?

We will grant the replacement options on the date we cancel options elected for exchange. If we cancel options elected for exchange on October 30, 2009, which is the expected expiration date of this Offer, the replacement options will also be granted on October 30, 2009. If this Offer is extended beyond October 30, 2009, then the replacement options will be granted on the expiration date of the extended Offer. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options and Cash Payments” below for more information.)

25.	When will the replacement options vest?

Replacement options will vest, or become exercisable, beginning one year from the Offer expiration date. The only exception to this may be in countries where local law requires otherwise. This means that all replacement options will be completely unvested on the Offer expiration date, regardless of whether the surrendered options were partially or wholly vested. Replacement options will vest in substantially equal installments on each of the first three anniversaries of the Offer expiration date.

Vesting and exercise of replacement options are dependent upon continued employment with Micrel or any of our majority-owned subsidiaries. Replacement options are subject to the terms and conditions as provided for in the 2003 Plan and will be forfeited if not vested at time of termination of employment. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options and Cash Payments” below for additional information.)

26.	What will be the terms and conditions of my replacement options?

The replacement options granted under the Option Exchange will have the terms and be subject to the conditions as provided for in the 2003 Plan and the form of option agreement under the 2003 Plan.

You are encouraged to consult the 2003 Plan for complete information about the terms of the replacement options, which is available at http://www.participantchoice.com/tenderoffer/Micrel. Each replacement option will have a new five-year term measured from the Offer expiration date, unless otherwise prohibited under local law, subject to earlier expiration of the option following termination of your employment with Micrel or any of our majority-owned subsidiaries. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options and Cash Payments” below for additional information.)

27.	What if my employment with Micrel is terminated after the replacement options are granted?

If your employment with Micrel is terminated for any reason after the replacement option has been granted, you will forfeit your replacement options that are unvested at the date of your termination. You will generally have the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options and Cash Payments” below for additional information.)

28.	What happens if Micrel is subject to a change in control AFTER the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current stock ownership of our Company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

To obtain detailed change in control provisions governing your current options, you can refer to our equity incentive plans, as applicable, and the prospectus for each such equity incentive plan, all of which are available at http://www.participantchoice.com/tenderoffer/Micrel.

29.	What happens if Micrel is subject to a change in control BEFORE the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options under this Offer.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the replacement options could be drastically altered. For example, if our stock were to be acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

30.	Are there other circumstances where I would not be granted replacement options?

Yes. Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of this Offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained. (See Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals” below for additional information.)

In addition, if you hold options with a per share exercise price equal to or greater than $16.00, instead of replacement stock options, a cash payment of $0.05 per share will be made in exchange for surrendered options. Any cash payments will be made, less applicable withholdings and without interest, promptly following the expiration date of this Offer. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in the Wall Street Journal.

31.	After the Offer expiration date, what happens if my options end up underwater again?

We are conducting this Offer at this time considering the stock market conditions that have affected many companies throughout the United States. This is a one-time offer that we do not expect to offer again in the future. The price of our common stock may not appreciate over the long term, and your options may become underwater after the Offer expiration date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the Offer to Exchange entitled “Purpose of this Offer” below for additional information.)

Other Important Questions

32.	What are the U.S. Federal tax consequences of my participation in this Offer?

If you accept this Offer and reside and work in the United States, under current U.S. law, you generally will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted. You will recognize ordinary income for federal tax purposes in the amount of any cash payment made to you. If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual employee’s circumstances. Included as part of this Option Exchange are disclosures regarding the believed material federal tax consequences of this Offer in the United States and in countries other than the United States in which employees of Micrel and its majority owned subsidiaries are eligible to participate in this Offer. You should review these disclosures carefully before deciding whether or not to participate in this Offer. (See Schedule A of the Offer to Exchange entitled “A Guide to Tax & Legal Issues for Non-U.S. Employees” below for additional information.)

33.	How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of publicly traded stocks generally and our own stock price, and our business.

We understand that this will be a challenging decision for all eligible employees. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE. (See Section 17 of the Offer to Exchange entitled “Miscellaneous” below for additional information.)

34.	What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my eligible options?

Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Please contact your personal financial and tax advisors to assist you in determining if you should exchange your eligible options.

35.	What are some of the potential risks if I choose to exchange my outstanding eligible options?

Because we cannot guarantee what the stock market will do or how our stock will perform before the date that the replacement options will be granted, the price of Micrel stock may increase significantly. This could result in the new grants having a higher exercise price than those you exchanged and could make the replacement options less valuable than those you exchanged. (See “Risk Factors” below for additional information.)

36.	Who can I talk to if I have questions regarding this Offer?

If you have questions regarding the Exchange Offer or have requests for assistance (including requests for additional or paper copies of this Offer to Exchange document, the Election Form, the notice of withdrawal or other documents relating to the Exchange Offer), please contact, Marissa Magcase or Lia Punches by email at lia.punches@micrel.com or by telephone 5 days a week (i.e., 8:00 a.m. Monday to 5:00 p.m. Friday, Pacific Time) at the numbers below:

•	From within North America: 1-408-435-3401

•	From outside North America: 1-800-800-2045

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 and June 30, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC, highlight the material risks related to Micrel which may impact your decision of participating in this Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Option Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Option Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this Option Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Option Exchange, the words “anticipate,” “believe,” “estimate,” “ expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Option Exchange. You should carefully consider these risks, in addition to the other information in this Option Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this Option Exchange, which speak only as of the date hereof.

Risks Related to This Offer

If the price of our common stock increases after the date on which your eligible options are cancelled, your surrendered options might have been worth more than the replacement options or cash payment that you will receive in exchange for them.

Because you will receive replacement options covering fewer shares than the eligible options surrendered, it is possible that, at some point in the future, your exchanged eligible options would have been economically more valuable than the replacement options or cash payment granted pursuant to this Offer.

Any replacement options you receive in this Offer may have less favorable vesting terms than those of the related eligible options you are surrendering. This means that if your employment with us terminates during the new vesting period, or if the replacement options otherwise terminate prior to your being fully vested in them, you might have been better off if you had continued holding the eligible option rather than exchanging them for replacement options.

If you elect to participate in this Offer, the vesting of each replacement option granted to you will be subject to a three-year vesting schedule. This means that you will be required to continue working for the Company for three years after the date on which your replacement option is granted in order to be fully vested in the replacement option. If your employment terminates for any reason prior to vesting of your replacement option, you will forfeit the then-unvested portion of your replacement option. The unvested portion of your replacement option may terminate under certain other circumstances prior to its being fully vested, including if the Company were to be acquired.

You should carefully consider the relative benefit to you if the vesting of your eligible options has already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an eligible option that you surrendered in this Offer, you could conclude that it would have been preferable to have retained the eligible option with its higher price and greater amount of accrued vesting rather than have surrendered it for the lower-priced replacement option with re-started vesting.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of the Company. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the replacement options or thereafter.

If you currently hold incentive stock options, you will not be granted incentive stock options if you elect to participate in this Offer.

Eligible employees who hold eligible options that are incentive stock options and who elect to participate in this Offer will not be granted incentive stock options for the eligible options surrendered. Instead, eligible employees who elect to surrender incentive stock options will be granted nonstatutory stock options, which for U.S. taxpayers will be subject to withholding obligations upon exercise. See Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for more information.

Tax effects on holders of incentive stock options who choose not to participate.

If this Offer is open for thirty (30) or more calendar days, eligible employees who are subject to U.S. taxes who hold eligible options that are incentive stock options and who do not participate in the Offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the commencement date. As a result, if this Offer is open for thirty (30) or more calendar days, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of Micrel common stock acquired upon exercise of the incentive stock options for at least two (2) years from the commencement date (that is, more than two (2) years from October 2, 2009) and one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for new stock options or, if applicable, a cash payment). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as long-term capital gain. If this Offer is open for less than thirty (30) days the Offer will have no impact on eligible options that are incentive stock options. The completion date of the Option Exchange is expected to be 11:59 P.M. Pacific Time on October 30, 2009. However, if the offering period is extended beyond thirty (30) calendar days, then the incentive stock option terms would be adjusted as described above. See Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for more information.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to this Option Exchange. Schedule A discusses the believed tax consequences of participating in this Offer for your country of residence. You should also be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008 and also the other information provided in this Option Exchange and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Offer—Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THIS OFFER

1.	Eligibility; Number of Options; Offer Expiration Date.

Upon the terms and subject to the conditions of this Option Exchange, we are offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for a lesser number of shares of our common stock subject to replacement options calculated in accordance with exchange ratios. In the limited cases where options have a per share exercise price equal to or greater than $16.00, instead of replacement stock options, a cash payment of $0.05 per share will be made in exchange for surrendered options. The replacement options will be granted as of the expiration date of this Offer, and any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this Offer. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in the Wall Street Journal.

You are eligible to participate in this Offer (an “eligible employee”) only if you:

•	are an employee of Micrel or any of our majority-owned subsidiaries on October 2, 2009 and remain an employee through the completion of the Option Exchange;

•	are not a member of our Board of Directors or one of our named executive officers; and

•	hold at least one eligible option on October 2, 2009.

The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange options, you will not be eligible to receive replacement options unless you continue to be employed by Micrel or any of our majority-owned subsidiaries and continue to reside in a country where this Offer is not prohibited under local regulations through the completion of the Option Exchange.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF MICREL OR ANY OF OUR MAJORITY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE THROUGH THE COMPLETION OF THE OPTION EXCHANGE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

If you are eligible and choose to participate, you may elect to exchange any or all of your eligible options on a grant-by-grant basis that have an exercise price equal to or greater than $9.80 per share. If you have previously exercised a portion of your eligible options, only the portion of your eligible options that have not yet been exercised will be eligible to be exchanged in this program.

If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of replacement options determined using the exchange ratios set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2003 Plan. In the limited cases where your eligible options have a per share exercise price equal to or greater than $16.00, instead of replacement stock options, you will receive a cash payment of $0.05 per share in exchange for surrendered options. Any cash payments will be made, less applicable withholdings and without interest, promptly following the expiration date of this Offer. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in the Wall Street Journal.

The table below shows the number of shares of our common stock subject to your existing outstanding options that you must exchange for each share of common stock subject to the replacement option (the “exchange ratios”), based on the grant price of the existing outstanding option. The following exchange ratios were determined using the Black-Scholes model and are based on, among other things, the closing sales price per share of our common stock on September 21, 2009 of $7.95 and the exercise prices of the options eligible for exchange.

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted /Amount of Cash Payment
$9.80 to $10.72	1.70	1
$10.73 to $15.99	2.35	1
$16.00 and higher	1	$0.05

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Unless prevented by law or applicable regulations, eligible options exchanged for replacement options will be replaced with options granted under the 2003 Plan. The replacement options will have the terms and be subject to the conditions as provided for in the 2003 Plan. The replacement options will have a new grant date, a new exercise price, a new term, and a new vesting schedule, will be classified as nonstatutory stock options and will cover a fewer number of shares of our common stock.

The per share exercise price of the replacement options will be equal to the closing sales price per share of our common stock as quoted on the Nasdaq Global Select Market on the Offer expiration date.

The term “Offer expiration date” means 11:59 P.M. Pacific Time on October 30, 2009, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “Offer expiration date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 14 of this Option Exchange entitled “Extension of Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 11:59 P.M., Eastern Time.

2.	Purpose of this Offer.

We granted the currently outstanding options to promote our long-term growth and success and the creation of stockholder value by giving employees a stake in our growth and success and to provide them with additional financial incentive to stay with Micrel.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this Offer to exchange outstanding options for replacement options that will have an exercise price equal to the per share closing sales price of our common stock on the Offer expiration date, we intend to provide our eligible employees with the compensatory benefit of holding options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for employees and thereby maximize stockholder value. THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE PROGRAM WILL BE REALIZED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our stock price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer. The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the Offer expiration date. You will be at risk of any increase in our stock price during the period prior to the Offer expiration date for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options or cash payments under this Offer. If we were to terminate your right to receive replacement options or cash payments under this Offer in connection with such a transaction, your original options will remain outstanding pursuant to their original terms.

Subject to the foregoing, and except as otherwise disclosed in this Option Exchange or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing Board vacancies or to change any material term of the employment contract of any executive officer;

(e) any other material change in our corporate structure or business;

(f) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.	Procedures for Electing to Exchange Options.

Proper exchange of Options. Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following before the Offer expiration date, which is expected to be 11:59 P.M. Pacific Time, on October 30, 2009.

To participate in the option exchange, you must:

1.	Use your user identification number and PIN to access the election site at http://www.participantchoice.com/tenderoffer/Micrel; and

2.	Properly complete and submit the Election Form via the election site by (a) selecting which eligible options you wish to exchange, (b) reading the Election Form terms and conditions, and (c) selecting the “Submit” button at the bottom of the Election Form. By selecting the “Submit” button you are acknowledging and agreeing to the terms and conditions of the Offer

If for any reason you are unable to access Micrel’s Offer website, you may submit a paper copy of your Election Form by facsimile to (408) 435-2400 but it must be completed, signed and received by 11:59 P.M. Pacific Time, on October 30, 2009 (or such later time and date as may apply if the Offer is extended).

If you need an Election Form, you may email lia.punches@micrel.com or call 408-435-3401 (within North America) or 800-800-2045 (outside North America) to receive a paper Election Form.

If you elect to exchange any portion of an individual eligible option grant, you must elect to exchange the entire individual eligible option grant. If you hold more than one individual eligible option grant, however, you may choose to exchange some or all such individual eligible option grants, on a grant-by-grant basis, without having to exchange all of your eligible options. No partial exchanges of eligible options will be permitted. For a summary of your outstanding eligible options please refer to the election site, which, among other things, lists your outstanding eligible option grants, the grant date of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your outstanding eligible options and the number of new replacement options you would receive in exchange for each eligible option.

Your election to participate becomes irrevocable after the Offer expiration date, which is 11:59 P.M. Pacific Time on October 30, 2009 unless the Offer is extended, in which case your election will become irrevocable after the new Offer expiration date. You may change your mind after you have submitted an Election Form and withdraw from the Offer at any time before 11:59 P.M. Pacific Time on the Offer expiration date, as described in Section 4 of the Offer to Exchange entitled “Withdrawal Rights”. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 11:59 P.M. Pacific Time on the Offer expiration date.

Confirmation statements for submissions through the election site may be obtained from the site after submitting your Election Form. You should print and save a copy of the confirmation for your records.

If your Election Form is received by Micrel via facsimile, Micrel intends to confirm the receipt of your Election Form within 48 hours of receipt. If you do not receive a confirmation, it is your responsibility to confirm that Micrel has received your election and/or any withdrawal.

Only Election Forms that are complete and actually received by Micrel by 11:59 P.M. Pacific Time on the Offer expiration date will be accepted. Election Forms may be submitted only via Micrel’s Offer website or by facsimile. Election Forms submitted by any other means, including email, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your Election Form is not by itself an acceptance of your eligible options for exchange. For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled as of the Offer expiration date.

If you do not turn in your Election Form by 11:59 p.m. Pacific Time on the offer expiration date, then you will not participate in this Offer, and all stock options currently held by you will remain intact at their original price and with their original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after 11:59 p.m. Pacific Time on the expiration date of this Offer all properly elected options that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any Election Form or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Offer as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights” and our acceptance of your surrendered eligible options in accordance with the Offer as described in Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options and Cash Payments”. Our acceptance of your options for exchange will constitute a binding agreement between Micrel and you upon the terms and subject to the conditions of this Offer.

4.	Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 4.

You can withdraw your elected options at any time before 11:59 P.M. Pacific Time on the Offer expiration date, currently scheduled for October 30, 2009. If the Offer expiration date is extended by us, you can withdraw your elected options at any time until the extended expiration of this Offer.

In addition, although we intend to accept all validly tendered options immediately after the expiration of this Offer, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter.

To validly withdraw elected options, you must submit a new Election Form in the same manner as your original Election Form was submitted that does not select eligible options for exchange. We must RECEIVE the new Election Form before 11:59 P.M. Pacific Time on the Offer expiration date.

Providing us with a properly completed new Election Form that does not select eligible options for exchange and submitted in the same manner as your original Election Form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new Election Form indicating the withdrawal of your elected options before the Offer expiration date. If you elect to withdraw options, you must withdraw all of your eligible options on a grant-by-grant basis, that is all or none of the outstanding options granted to you on the same grant date with the same grant number and at the same exercise price.

You cannot rescind any withdrawal, and your eligible options will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange all of your eligible options before the Offer expiration date by following the procedures described in Section 3 of the Offer to Exchange entitled “Procedures for Electing to Exchange Options”.

Neither Micrel nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Options for Exchange; Grant of Replacement Options and Cash Payments.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below, and promptly following the expiration of this Offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the Offer expiration date. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options on the expiration date of this Offer, and you will also be granted replacement options on the Offer expiration date.

Eligible employees who hold eligible options with a per share exercise price equal to or greater than $16.00 will have the opportunity to exchange eligible options for a cash payment of $0.05 per share instead of replacement options. Any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this Offer. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in the Wall Street Journal.

If you are no longer an employee with Micrel or any of our majority-owned subsidiaries, whether voluntarily, involuntarily, or for any other reason before the Offer expiration date, you will not be able to participate in this Offer. Also, if you change your place of residence to a country where this Offer is prohibited under local regulations, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF MICREL OR ANY OF OUR MAJORITY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE THROUGH THE COMPLETION OF THE OPTION EXCHANGE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your replacement option agreement as promptly as practicable after the Offer expiration date. Any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this Offer.

6.	Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Offer and prior to the Offer expiration date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of replacement options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the options elected for exchange; or

(iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Micrel;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Micrel or on the trading in our common stock;

(vi) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the date of commencement of the Offer;

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e) any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Micrel that, in our reasonable judgment, is or may have a material adverse effect on Micrel.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Offer expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the Offer expiration date, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “MCRL.” The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as quoted on the Nasdaq Global Select Market.

	HIGH	LOW
Fiscal Year Ending December 31, 2009
Third Quarter	$8.34	$7.00
Second Quarter	7.96	6.75
First Quarter	7.94	6.29

Fiscal Year Ended December 31, 2008
Fourth Quarter	$8.72	$5.82
Third Quarter	9.85	8.31
Second Quarter	10.36	8.85
First Quarter	9.39	5.60

Fiscal Year Ended December 31, 2007
Fourth Quarter	$11.13	$7.96
Third Quarter	13.91	9.85
Second Quarter	13.24	11.09
First Quarter	12.05	9.78

As of September 28, 2009, the last reported sale price of our common stock, as reported by the Nasdaq Global Select Market, was $8.28 per share.

On July 21, 2009, Micrel’s Board of Directors declared a $0.035 per share dividend on common stock, payable August 26, 2009 to shareholders of record on August 12, 2009. During the year ended December 31, 2008, the Company paid cash dividends of $9.5 million. To date during the year ending December 31, 2009, the Company has paid cash dividends of $6.7 million.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.	Source and Amount of Consideration; Terms of Replacement Options and Cash Payments

Consideration. We will grant replacement options or a cash payment, subject to applicable laws and regulations, in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. The number of shares of common stock subject to the replacement options to be granted to each option holder will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the 2003 Plan. In the limited cases where your eligible options have a per share exercise price equal to or greater than $16.00, instead of replacement stock options, you will receive a cash payment of $0.05 per share in exchange for surrendered options. Any cash payments will be made, less applicable withholdings and without interest, promptly following the expiration date of this Offer. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in the Wall Street Journal.

The table below shows the number of shares of our common stock subject to the existing outstanding option that you must exchange for each share of common stock subject to the replacement option, based on the grant price of the existing outstanding option. The following exchange ratios were determined using the Black-Scholes model and are based on, among other things, the closing sales price per share of our common stock on September 21, 2009 of $7.95 and the exercise prices of the options eligible for exchange:

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted / Amount of Cash Payment
$9.80 to $10.72	1.70	1
$10.73 to $15.99	2.35	1
$16.00 and higher	1	$0.05

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

As of September 28, 2009, there were outstanding eligible options to purchase an aggregate of 4,513,451 shares of the Company’s common stock. If 100% of eligible options were to be exchanged and replacement options granted in accordance with the exchange ratios set out above, the number of shares underlying such replacement options would be approximately 2,000,651. If 100% of eligible options with a per share exercise price equal to or greater than $16.00 were to be exchanged, the cash payments payable upon exchange would be approximately $ 25,225.85. Cash payments will be made from cash on hand.

Terms of Replacement Options. The replacement options will have the terms and be subject to the conditions as provided for in the 2003 Plan.

Each replacement option will have a new five-year term measured from the Offer expiration date, unless otherwise prohibited under local law, subject to earlier expiration of the option following termination of your employment with Micrel or any of our majority-owned subsidiaries.

The terms and conditions of your existing options are set forth in the applicable equity incentive plan under which they were granted. The description of the replacement options set forth herein is only a summary of some of the material provisions of the 2003 Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2003 Plan. Information regarding our equity plans may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with each of the equity plans. Copies of the 2003 Plan and prospectus are available at http://www.participantchoice.com/tenderoffer/Micrel or upon request by contacting lia.punches@micrel.com or call 408-435-3401 (within North America) or 800-800-2045 (outside North America). Copies will be provided promptly at our expense.

Vesting of Replacement Options. The replacement options will vest, or become exercisable, beginning one year from the Offer expiration date. The only exception to this may be in countries where local law requires otherwise. This means that all replacement options will be completely unvested on the Offer expiration date, regardless of whether the surrendered options were partially or wholly vested. Replacement options will vest in substantially equal installments on each of the first three anniversaries of the Offer expiration date.

Vesting and exercise of replacement options are dependent upon continued employment with Micrel or any of our majority-owned subsidiaries. Replacement options are subject to the terms and conditions as provided for in the 2003 Plan and will be forfeited if not vested at time of termination of employment.

Terms of Cash Payments. Eligible employees holding eligible options with a per share exercise price equal to or greater than $16.00 will have the opportunity to exchange such eligible options for a cash payment of $0.05 per share instead of replacement options.

Cash payments will not be subject to vesting. Where applicable, Micrel will convert cash payments to local currency using the exchange rate for the Offer expiration date published in The Wall Street Journal. Micrel will satisfy all tax withholding obligations by deducting such obligations from the amount of the cash payment.

SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY OR ANY OF ITS MAJORITY-OWNED SUBSIDIARIES BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION.

Exercise. Generally, you may exercise the vested portion of your replacement option at any time. If, however, your employment with Micrel or any of our majority-owned subsidiaries terminates prior to any portion of your replacement option becoming vested, you will forfeit the unvested portion of your replacement option.

U.S. Federal Income Tax Consequences of Options. You should refer to Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the replacement options and cash payments, as well as the consequences of accepting or rejecting this Offer. You should refer to the relevant tax disclosure discussion under Schedule A for a discussion of the believed tax consequences of participating in this Offer in your country of residence if your country of residence is not the United States.

Registration of Option Shares. All shares of common stock issuable upon exercise of options under our equity plans, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an “affiliate” of Micrel (as defined under the Securities Exchange Act of 1934), you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

2003 Incentive Award Plan

The 2003 Plan permits the granting of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments, deferred stock units, other stock-based awards, and performance-based awards (collectively, “Awards”). The 2003 Plan is intended to attract, motivate, and retain employees, consultants, and non-employee directors who provide significant services to us. The 2003 Plan also is intended to further our growth and profitability.

Administration of the Plan

Our Board of Directors or a delegate or committee appointed by our Board of Directors (the “Committee”) administers the 2003 Plan.

Subject to the terms of the 2003 Plan, the Committee has the sole discretion to select the employees and consultants who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 2003 Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the 2003 Plan to one or more directors and/or officers of Micrel, but only the Committee itself can grant stock options or make Awards to participants who are officers of Micrel.

If an Award or an award currently outstanding under any of our equity compensation plans expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the 2003 Plan. Also, if we experience a stock dividend, reorganization or other change in our capital structure, the Committee has the discretion to adjust the number of shares available for issuance under the 2003 Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Eligibility to Receive Awards

The Committee selects the employees and consultants who will be granted Awards under the 2003 Plan. Incentive stock options can only be granted to employees. In determining whether an Award should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting that it determines to be appropriate.

Stock Options

A stock option is the right to purchase shares of Micrel’s common stock at a fixed exercise price for a fixed period of time. Under the 2003 Plan, the Committee may grant nonstatutory and incentive stock options. The Committee will determine the number of shares covered by each option.

The exercise price of the shares subject to each nonstatutory stock option and incentive stock option cannot be less than 100 percent of the fair market value of our common stock on the date of the grant.

Any option granted under the 2003 Plan cannot be exercised until it becomes vested. The Committee establishes the vesting schedule of each option at the time of the grant. Options become exercisable at the times and on the terms established by the Committee. Options granted under the 2003 Plan expire at the times established by the Committee, but not later than 10 years after the grant date.

The exercise price of each option granted under the 2003 Plan must be paid in full at the time of the exercise. The Committee may also permit payment through the tender of shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the 2003 Plan. The participant must pay any taxes Micrel is required to withhold at the time of the exercise.

Change in Control

In the event of a merger or sale of substantially all of our assets, the successor corporation will either assume or provide a substitute award for each outstanding Award. In the event the successor corporation refuses to assume or provide a substitute award, the Committee will provide at least 15 days notice that the Award will immediately vest and become exercisable as applicable as to all of the shares subject to such Award and that such Award will terminate upon the expiration of such notice period.

Non-Transferability of Awards

Unless a participant’s employment or award agreement provides otherwise, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Amendment and Termination of the 2003 Plan and Prohibition on Repricing or Exchange of Awards Without Stockholder Approval

The Board generally may amend or terminate the 2003 Plan at any time and for any reason; provided, however, that the Board cannot reprice or otherwise exchange awards under the 2003 Plan, amend the 2003 Plan to increase the number of shares available under the 2003 Plan, or change the class of employees eligible to participate in the 2003 Plan without stockholder consent.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 2003 PLAN AND THE REPLACEMENT OPTIONS IS MERELY A SUMMARY AND DOES NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2003 PLAN. PLEASE CONTACT US AT MICREL, INCORPORATED, 2180 FORTUNE DRIVE, SAN JOSE, CALIFORNIA 95131, OR VISIT HTTP://WWW.PARTICIPANTCHOICE.COM/TENDEROFFER/MICREL TO RECEIVE A COPY OF THE 2003 PLAN OR PROSPECTUS.

9.	Information Concerning Micrel.

Information Concerning Us. Micrel Corporation was formed in 1978 and designs, develops, manufactures and markets a range of high-performance analog power integrated circuits (“ICs”), mixed signal and digital ICs.

Financial Information. We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2008 and December 31, 2007 and the selected consolidated balance sheet data as of December 31, 2008 and December 31, 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The selected consolidated statements of earnings data for the fiscal quarters ended June 30, 2009 and June 30, 2008 and the selected consolidated balance sheet data as of December 31, 2009 and June 30, 2008 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets (amounts in millions,

except per share data):

	Fiscal Year Ended		Three Months Ended	Three Months Ended
	December 31, 2008	December 31, 2007	June 30 2009	June 30 2008
Consolidated Statements of Earnings:
Total net revenues	$259,360	$257,974	$51,798	$70,593
Operating income	$40,346	$47,129	$6,169	$11,080
Earnings before income taxes	$43,282	$68,846	$6,362	$11,760
Net earnings	$28,257	$44,068	$3,867	$7,389
Net earnings per common share
Basic	$0.40	$0.57	$0.06	$0.10
Diluted	$0.40	$0.57	$0.06	$0.10
Weighted average shares outstanding
Basic	70,549	76,918	63,525	71,118
Diluted	70,653	77,813	63,573	71,413

		December 31, 2008	December 31, 2007	June 30, 2009
Consolidated Balance Sheet
Total current assets		$158,594	$183,349	$144,686
Total non-current assets		$101,749	$111,927	$94,748
Total assets		$260,343	$295,276	$239,434
Total current liabilities		$47,197	$54,984	$50,319
Total non-current liabilities		$4,740	$3,149	$12,255
Total liabilities		$51,937	$58,133	$62,574
Total shareholder’s equity		$208,406	$237,143	$176,860

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

	Fiscal Year Ended December 31, 2008	Fiscal Year Ended December 31, 2007	Fiscal Quarter Ended June 30, 2009
Ratio of earnings to fixed charges	759.3	740.3	106.0

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. We have provided the book value per share below for your reference.

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)
Book Value Per Share	$2.84	$3.10	$3.20

See “Additional Information” under Section 16 of the Offer to Exchange for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.

A list of our directors and executive officers is attached to this Option Exchange as Schedule B.

As of September 28, 2009, our executive officers and directors (15 persons) as a group beneficially owned options outstanding under our equity incentive plans to purchase a total of approximately 2,913,902 shares of our common stock. This number represented approximately 30.37% of the shares subject to all options outstanding under our equity incentive plans as of that date. Our named executive officers and members of our Board of Directors are not eligible to participate in this Offer. As of September 28, 2009, of these outstanding options, 449,832 are eligible for exchange in this Offer.

Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and directors pursuant to our equity compensation plans, and except as set forth in this Option Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

The following table sets forth the beneficial ownership of the Company’s executive officers and non-employee directors of options outstanding as of September 28, 2009. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 9,594,993 as of September 28, 2009. The address of each of the persons set forth below is 2180 Fortune Drive, San Jose, California 95131.

Name of Beneficial Owner	Number of Options Beneficially Owned	Percentage of Total Outstanding Options	Number of Eligible Options Beneficially Owned	Percentage of Total Eligible Options Beneficially Owned
Directors
Daniel Artusi	30,000.31%		—	0%
Michael Callahan	56,000.58%		—	0%
Daniel Heneghan	25,000.26%		—	0%
Neil Miotto	40,000.42%		—	0%
Frank Schneider	40,000.42%		—	0%
Raymond Zinn	721,595	7.52%	—	0%

Executive Officers
Robert Barker	173,723	1.81%	—	0%
Andrew Cowell	185,456	1.93%	62,456	1.38%
James Gandenberger	390,503	4.07%	—	—
Jung-Chen Lin	266,411	2.78%	157,500	3.49%
Chris Dingley	152,313	1.59%	39,975	0.89%
David Schie	250,000	2.61%	—	0%
Clyde Wallin	200,000	2.08%	—	0%
Thomas Wong	257,787	2.69%	132,787	2.94%
Richard Zelenka	125,114	1.30%	57,114	1.27%

All directors and executive officers as a group (15 persons)	2,913,902	30.37%	449,832	9.97%

Except as otherwise described in the Offer to Exchange or in our filings with the SEC, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Micrel, or to our knowledge, by any executive officer, director or affiliate of Micrel, other than the grant of 100,000 non-qualified stock options (with an exercise price of $7.70 per share) to Chris Dingley on September 4, 2009 in connection with his promotion to Vice President of Worldwide Sales. For more detailed information on the beneficial ownership of our common stock, you can consult our definitive proxy statement for our 2009 annual meeting of shareholders.

11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled on the expiration date of this Offer, and the shares subject to cancelled options granted under our equity incentive plans will not be available for new grants under our equity incentive plans.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). Under SFAS 123R, we expect to recognize the incremental compensation cost, if any, of the new stock option awards granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the new stock option awards granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the award will not be recognized.

12.	Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of replacement options or cash payments as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to grant replacement options or cash payments for options tendered for exchange is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange entitled “Conditions of this Offer”.

13.	Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER: THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new replacement options or cash payments pursuant to the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.

If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States apply to your specific situation. Please refer to Schedule A of this document if you reside outside the U.S.

Incentive stock options. Under current U.S. tax law, if you are a U.S. taxpayer, you will not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares received upon exercise of the stock option exceeds the aggregate exercise price of the option, unless the disposition of the shares occurs in the same taxable year as the exercise of the option. Except in the case of your death or disability, if an option is exercised more than three (3) months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If you sell the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the following tax treatment can result:

•	For a sale below the amount you paid for the shares (or the adjusted basis of the shares if higher), you don’t report any compensation income. Your loss on this sale is reported as a capital loss.

•

For a sale above the amount you paid for the shares (or the adjusted basis of the shares if higher) but no higher than the value of the shares as of the date you exercised the option, report your gain on the sale as compensation income (not capital gain).

•

If you sell your shares at a price that is higher than the value of the shares as of the date you exercised the option you report two different items. The bargain element when you exercised the shares (the difference between the value of the shares as of that date and the amount you paid for the share (or the adjusted basis of the shares if higher) is reported as compensation income. Any additional gain is reported as capital gain (which may be long-term or short-term depending on how long you held the stock).

Unless you engage in a disqualifying disposition, we will not be entitled to a corporate tax deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a corporate tax deduction equal to the amount of ordinary income taxable to you.

If this Offer is open for thirty (30) calendar days or more, incentive stock options held by eligible employees who do not participate in this Offer will be considered to have been modified as of the date this Offer commenced, which will be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, if this Offer is open for thirty (30) calendar days or more in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the commencement date (that is, more than two years from October 2, 2009) and more than one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for new stock options or a cash payment). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. If this Offer is open for less than thirty (30) days then the Offer will have no impact on eligible options which are incentive stock options. For more detailed information, please see the information regarding nonstatutory stock options below.

Nonstatutory Stock Options. If you are an option holder who chooses to exchange outstanding nonstatutory stock options for replacement options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Your replacement options will be nonstatutory stock options for purposes of U.S. tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares acquired upon exercise of a nonstatutory option, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Cash Payments. If you are a U.S. taxpayer, you generally will recognize ordinary income at the time the cash payment is made to you, and we generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. The amount of ordinary income you recognize will equal the amount of the cash payment. We will satisfy all tax withholding obligations by deducting such obligations from the amount of the cash payment.

IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THIS SECTION MAY NOT BE APPLICABLE TO YOU. YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES IN SCHEDULE A ATTACHED HERETO AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW LOCAL TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the Offer expiration date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m. Central Time on the next U.S. business day after the last previously scheduled or announced Offer expiration date. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be elected for exchange in this Offer; or

(c) we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten U.S. business days following the publication, sending or giving of notice.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

16.	Additional Information.

We recommend that, in addition to this Offer to Exchange and the Election Form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) Micrel’s Annual Report on Form 10-K for the period ended December 31, 2008, filed with the SEC on February 26, 2009.

(b) Micrel’s Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders, filed with the SEC on April 13, 2009.

(c) Micrel’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 11, 2009.

(d) Micrel’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the SEC on August 7, 2009.

(f) the description of Micrel’s common stock included in Micrel’s Registration Statement on Form 8-A, filed with the SEC on December 6, 1994, including any amendments or reports we file or have filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined at, and copies may be obtained from, the SEC public reference rooms located at:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

We will also provide, without charge, to each person to whom a copy of this Option Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Micrel, Incorporated

Attention: Robert J. Barker

2180 Fortune Drive

San Jose, California 95131

or by telephoning us at (408) 944-0800.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Option Exchange, you should rely on the statements made in the most recent document.

The information contained in this Option Exchange about Micrel should be read together with the information contained in the documents to which we have referred you.

17. Miscellaneous.

This Option Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Micrel, Incorporated

October 2, 2009

SCHEDULE A

A GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

China (PRC)

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in China (PRC). This discussion is based on the law in effect in China (PRC) as of May 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in China (PRC) apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options, although there is no clear guidance set forth in the PRC’s individual income tax (“IIT”) regulations.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options and Sale of Shares

Due to legal restrictions in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your replacement options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.

You will be subject to income tax on the difference between the fair market value of the shares on the date of exercise/sale and the exercise price (the “spread”). You also may be subject to social insurance contributions on the spread.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise your replacement options. Your employer may also be required to withhold social insurance contributions if it is of the opinion that social insurance legislation requires this. You are responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and will be subject to IIT at your marginal rate and may be subject to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings). You will be subject to tax when the cash payment is made to you through your regular paycheck.

Subject to meeting certain conditions, the cash payment may be treated as a year-end bonus, and subject to IIT based on a more preferential calculation as compared to salary. Please note that the year-end bonus IIT calculation method may be used only once a year.

Your cash payment will not be considered compensation for the purpose of any pension or retirement benefits.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes due on the cash payment. Under the current laws in the PRC it is unclear whether your employer is required to withhold and report any applicable social insurance contributions on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

France

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in France. This discussion is based on the law in effect in France as of May 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). The spread will be characterized as salary income and taxed at your progressive rate. Social contributions will also be due on the spread at exercise.

Wealth Tax

Shares acquired under the 2003 plan may need to be included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including your household’s) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You should consult your personal tax advisor to determine if the shares need to be included in your personal estate for purposes of calculating your wealth tax.

Sale of Shares

When you sell the shares acquired at exercise of your replacement options you will not be subject to capital gains tax if your total proceeds from the sale of securities (including your household’s) during a calendar year do not exceed €25,730 (2009). If your total proceeds (including your household’s) from the sale of securities during a calendar year exceed €25,730, you must pay capital gains tax at the rate presently equal to 30.1% (including social contribution) on the entire capital gain realized on the difference between the sale price of the shares and the fair market value of the shares on the date of exercise.

If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise your replacement options. However, because the spread at exercise of your replacement options will be considered salary income, your employer is required to report such amounts on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social contributions at the time you exercise your replacement options. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the 2003 plan.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

You will be subject to income tax at your marginal rate and to any applicable social security contributions on the amount of the cash payment. You will be subject to tax when the payment or payments of which the cash payment is comprised are made.

Note that the cash payment will not be eligible for any favorable tax or social security treatment. By contrast, your eligible options granted to you under a French-qualified plan may be eligible for favorable tax and social security treatment provided they meet certain conditions. Therefore, you should carefully consider the tax impact of participating in the Offer.

Wealth Tax

Any cash you obtain should be included in your personal estate and must be declared to the tax authorities if the total amount of the taxable personal estate of you and your household exceeds a certain amount, currently €790,000.

Withholding and Reporting

Your employer is not required to withhold any income tax due on the cash payment. However, your employer is required to report the cash payment to the tax authorities and withhold and report any applicable social security contributions due on the cash payment. It is your responsibility to report and pay any income tax due on the cash payment.

Germany

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in Germany. This discussion is based on the law in effect in Germany as of May 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

If you exercise your replacement options to purchase shares, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference between the fair market value of the shares at exercise and the exercise price (the “spread”). You will also be subject to a solidarity surcharge and, if applicable, church tax on your income tax liability.

Sale of Shares

When you sell the shares acquired at exercise of your replacement options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and, if applicable, church tax at a rate of 8 or 9%), provided you do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. If this flat tax rate exceeds your personal income tax rate, you may elect in your income tax return for your personal income tax rate to apply.

The annual tax-free threshold (for the entire investment income, including capital gains, dividends, interest income, etc.) will be €801 for single taxpayers (or married taxpayers filing separately) or €1,602 for married taxpayers filing jointly.

Withholding and Reporting

Your employer will withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the income recognized at exercise or sale of the replacement options. You are responsible for including any income from your replacement options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares and the receipt of any dividends.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions, including a solidarity surcharge and church tax (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the cash payment. You will be subject to tax when the cash payment is made to you through your regular paycheck.

Note that the cash payment will not be eligible for any favorable tax treatment. By contrast, your eligible options may have been eligible for a tax deduction pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), provided they met certain conditions. Therefore, you should carefully consider the tax impact of participating in the Option Exchange and we recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s).

Your cash payment will be considered compensation for purposes of contributions to the ESPP, and any pension or retirement benefits offered to you in Germany. Please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding any questions you may have regarding the deductions to your cash payment.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable social insurance contributions, including a solidarity surcharge and church tax (to the extent you have not exceeded any applicable contribution ceiling) due on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld. You may also be entitled to a refund in case the amount withheld exceeds the actual tax liability at the time of your annual income tax filing and assessment.

Japan

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in Japan. This discussion is based on the law in effect in Japan as of May 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.

Tax Information

Option Exchange

Although the tax treatment of the exchange offer is unclear under Japanese law, you likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the replacement options.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will be subject to tax on the gain at sale, calculated as the difference between the sale price and the fair market value on the date of exercise. The gain at sale will be subject to taxation at a flat rate of 20% (15% national tax, 5% local tax). However, with respect to shares of publicly listed companies (including those listed on recognized foreign stock exchanges), if you sell the shares through a broker licensed in Japan, the tax rate will be 10% (7% national tax, 3% local tax) up to an annual limit of ¥5,000,000, if the sale occurs during the period from January 1, 2009 to December 31, 2010 (the gain over such annual limit is subject to 20% (15% national tax, 5% local tax)), or 20% (15% national tax, 5% local tax) if the sale occurs on and after January 1, 2011. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise your replacement options. You are responsible for filing a personal tax return and reporting and paying any taxes resulting from this exchange offer, the exercise of the replacement options and the sale of shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

You will be subject to income tax at your marginal rate and any applicable social insurance contributions on the amount of the cash payment. You will be subject to tax when the payment or payments of which the cash payment is comprised are made.

Withholding and Reporting

Your employer is required to report the cash payment and withhold any taxes and applicable social insurance contributions due on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Korea

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in Korea. This discussion is based on the law in effect in Korea as of May 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Korea apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). The spread will be considered Class B income.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

Withholding and Reporting

Since the spread will be considered Class B income, your employer is not required to withhold or report income tax, nor is there any mechanism for withholding any social insurance contributions, when you exercise the replacement options. It is your responsibility to report and pay any taxes and social insurance contributions resulting from the exercise of the replacement options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return which must be filed by May 31 of the year following the year in which the taxable event occurred.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

The cash payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the cash payment. You will be subject to tax when the cash payment is made to you through your regular paycheck.

Your cash payment will not be considered compensation for the purpose of any ESPP contributions. Your cash payment will be considered compensation for national pension plan contributions in Korea and your contributions, if any, will be deducted from the cash payment. Please consult with your legal counsel, accountant, financial and/or tax advisor(s) regarding any questions you may have regarding the deductions to your cash payment.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable social insurance contributions (to the extent you have not exceeded any applicable contribution ceiling) due on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Malaysia

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in Malaysia. This discussion is based on the law in effect in Malaysia as of May 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Malaysia apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Option

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax on the difference between the exercise price of the new option and the lower of (i) the fair market value of a share of Micrel’s common stock on the date the replacement options vest (i.e., becomes exercisable) and (ii) the fair market value of a share of Micrel’s common stock on the date the replacement options are exercised. In Malaysia, the ‘fair market value’ on a particular day is calculated by taking the average value of the highest and lowest prices of Micrel’s common stock of that given day.

Sale of Shares

When you sell the shares acquired upon the exercise of the replacement options, you will not be required to pay any tax on any gain from the sale of your shares because there is currently no capital gains tax in Malaysia unless you are in the business of buying and selling shares and the gains are remitted to Malaysia.

Withholding and Reporting

Your employer is required to report the grant of the replacement options to the Inland Revenue Board and is required to report the exercise of the replacement options on your annual return of remuneration. Your employer also will withhold the entire amount of income tax payable on the exercise of the replacement options through the schedular tax deduction system in the month when you exercise the replacement options, unless you elect to pay such taxes on your own. It is still your responsibility to report the taxable benefits of the replacement options on your annual tax return and to pay any applicable tax not otherwise withheld by your employer. Upon obtaining approval from the Inland Revenue Board, you may choose to pay the income tax by installments through the schedular tax deduction system pursuant to which your employer will make the necessary tax deductions from your remuneration each month (for a maximum of 12 months) commencing from the month in which the replacement options are exercised. Alternatively, you may elect, in writing to your employer, to pay by yourself the income tax arising on the exercise of the replacement option when you file your tax return. You are also responsible for reporting and paying any tax resulting from the receipt of any dividends and the sale of shares acquired (if applicable) through the exercise of the replacement options.

Other Information

Director Notification Requirements

If you are a director of a Malaysian affiliate of Micrel, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements are an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., stock options, shares, etc.) in Micrel or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of Micrel or any related company (including when you sell shares acquired through exercise of your replacement option). Additionally, you must also notify the Malaysian affiliate of Micrel if there are any subsequent changes in your interest in Micrel or any related companies, including if you elect to participate in the offer to exchange. These notifications must be made within 14 days of acquiring or disposing of any interest in Micrel or any related company.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

You will be subject to income tax at your marginal rate and to any applicable Employee Provident Fund and Social Security Fund contributions on the amount of the cash payment. You will be subject to tax when the payment or payments of which the cash payment is comprised are made.

Note that the cash payment will be subject to social security contributions, as noted above. By contrast, your eligible options are not subject to Employee Provident Fund or Social Security Fund contributions. Therefore, you should carefully consider the tax impact of participating in the Offer.

Withholding and Reporting

Your employer is required to report the cash payment and withhold any taxes and applicable Employee Provident Fund and Social Security Fund contributions due on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Singapore

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in Singapore. This discussion is based on the law in effect in Singapore as of January 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.

This exchange offer has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this exchange offer and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of eligible options may not be circulated or distributed, nor may the eligible options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

Tax Information

Option Exchange

You may be subject to tax as a result of the exchange of eligible options for replacement options because the Inland Revenue Authority of Singapore (“IRAS”) may view the tender as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of eligible options and simply to tax the replacement options at exercise.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

At exercise, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised replacement options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the replacement option grant date, and (b) the exercise price. If you later exercise the replacement options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within six years of assessment after the “deemed exercise” rule is applied.

You likely will not be subject to mandatory Central Provident Fund contributions when you exercise the replacement options.

You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income on the replacement options. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the replacement options may qualify for favorable tax treatment under such a scheme.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will not be subject to tax unless you are in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax when you exercise your replacement options. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to the exercise of the replacement options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

You will be subject to income tax at your marginal rate and to any applicable Central Provident Fund contributions on the amount of the cash payment. You will be subject to tax following the year when the payment or payments of which the cash payment is comprised are made.

Note that the cash payment will not be eligible for favorable tax treatment. By contrast, your eligible options may have been eligible for a tax deduction and/or deferral, provided certain conditions are met. Therefore, you should carefully consider the tax impact of participating in the offer.

Withholding and Reporting

Your employer likely is not required to withhold any income tax due on the cash payment. However, your employer is likely required to report the cash payment and withhold and report any applicable Central Provident Fund contributions due on the cash payment. It is your responsibility to report and pay any income tax due on the cash payment.

Spain

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in Spain. This discussion is based on the law in effect in Spain as of January 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Spain apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax at your progressive rate on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will likely be considered compensation in-kind subject to payment on account and you will be charged with the payment on account. Social insurance contributions will be due on the taxable amount, unless the applicable wage ceiling has already been met.

Notwithstanding the above, the first €12,000 of compensation in-kind recognized at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the transferred shares are stock of your employer or another company in the employer’s group (this requirement is met); (2) the offer is carried out in compliance with the general compensation policy of the employer or the employer’s group and it contributes to the participation of the employees in the employing company (this requirement should also be met); (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of Micrel’s capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 of compensation in-kind of the spread at exercise that was exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised. Please consult your personal tax advisor to determine whether this exemption may be applicable to your circumstances.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax (currently a flat 18%) on the difference between the sale proceeds and the acquisition cost. The acquisition cost likely will be considered the exercise price plus the gross amount recognized as compensation in-kind and subject to tax at exercise.

Withholding and Reporting

Your employer is required to report the exercise of the replacement options. As indicated above, the spread at exercise will be considered compensation in-kind subject to payment on account, and your employer will charge the payment on account to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. Additionally, your employer is required to withhold applicable social insurance contributions when you exercise your replacement options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

You will be subject to income tax at your marginal rate and to any applicable social insurance contributions on the amount of the cash payment. You will be subject to tax when the payment or payments of which the cash payment is comprised are made.

Note that the cash payment will not be eligible for any favorable tax treatment. By contrast, your eligible options granted to you may be eligible for favorable tax treatment provided they meet certain conditions. Therefore, you should carefully consider the tax impact of participating in the Option Exchange.

Withholding and Reporting

Your employer is required to report the cash payment and withhold any taxes and applicable social insurance contributions due on the cash payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Taiwan

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in Taiwan. This discussion is based on the law in effect in Taiwan as of May 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

If you exercise the replacement options to purchase shares, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). You will not be subject to social insurance contributions on the spread.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, after January 1, 2010, any gain may be subject to alternative minimum tax.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the replacement options. However, your employer is required to report your name, address, ID number and the taxable amount of the spread and to file a non-withholding statement with the tax authorities when you exercise the replacement options. A copy of the non-withholding statement will be issued to you. You are responsible for reporting and paying any tax resulting from the exercise or sale of the replacement options and the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

You will be subject to income tax at your marginal rate and to any applicable social insurance contributions on the amount of the cash payment. You will be subject to tax when the payment or payments of which the cash payment is comprised are made.

Withholding and Reporting

Your employer likely is not required to withhold any taxes or applicable social insurance contributions due on the cash payment. It is your responsibility to report and pay any taxes and any social insurance contributions due on the amount of the cash payment.

United Kingdom

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Option Exchange for eligible optionholders subject to tax in the United Kingdom. This discussion is based on the law in effect in the United Kingdom as of May 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax and employee national insurance contributions (“NICs”) on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). Your employer will calculate the income tax and NICs due on exercise of the replacement options and account for these amounts to HM Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the applicable income tax and NICs under the Pay As You Earn (“PAYE”) system or by any other method permitted in your stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the replacement options. If you fail to pay this amount to the employer within that time limit you agree that the amount of any uncollected tax and NICs shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)) constitute a loan owed by you to your employer, effective on the date when the tax became payable. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and your employer may recover it at any time thereafter by any of the means referred to in the option agreement.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100). Furthermore, if you acquire other shares in the Company, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and NICs when you exercise your replacement options, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the replacement options, the exercise or sale of the replacement options, other related income and any tax withheld. You are responsible for reporting and paying any tax resulting from the sale of shares.

Exchange of Eligible Options for Cash Payment

Option Exchange

You will not be subject to tax as a result of the Option Exchange.

Receipt of Cash Payment

The cash payment will be taxed in the same way as salary income and will be subject to income tax at your marginal rate and to employee NICs. Income tax and NICs will be deducted upon when the cash payment is made to you through your regular paycheck. Note that, in the event you agreed to assume the employer NICs due in connection with your eligible options, you will have to assume such employer NICs due on the cash payment. You will receive a credit against your income tax for any employer NICs that you bear.

Your cash payment will not be considered compensation for the purpose of any ESPP contributions, pension or retirement benefits.

Withholding and Reporting

Your employer is required to report the cash payment as salary and withhold any taxes and applicable employee and/or employer NICs due on the cash payment. You will be responsible for paying any difference between the actual liability and the amount withheld.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

MICREL, INCORPORATED

The directors and executive officers of Micrel and their positions and offices as of September 14, 2009 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD

Chris Dingley	Vice President, Worldwide Sales
James Gandenberger	Vice President, World Wide Operations
Richard Zelenka	Vice President, Quality Assurance
Thomas Wong	Vice President, High Bandwidth Products
Jung-Chen Lin	Vice President, Ethernet Products
Robert Barker	Vice President, Corporate Business Development & Human Resources, Corporate Secretary
Andrew Cowell	Vice President, Analog Marketing
David Schie	Vice President, Analog Business Unit
Clyde Wallin	Chief Financial Officer, Vice President-Finance
Daniel Heneghan	Director
Michael Callahan	Director
Neil Miotto	Director
Frank Schneider	Director
Daniel Artusi	Director
Raymond Zinn	Chairman of the Board, President, Chief Executive Officer

The address of each director and executive officer is: c/o Micrel, 2180 Fortune Drive, San Jose, California 95131.

B-1